Exhibit 99.1

News Release

LANDAUER

For Immediate Release

LANDAUER, INC. DECLARES REGULAR CASH DIVIDEND For Further Information Contact: Jonathon M. Singer Senior Vice President, Treasurer & CFO 708-441-8311

GLENWOOD, ILLINOIS, August 26, 2011 - Landauer, Inc. (NYSE: LDR) announced today that its

Board of Directors declared a regular quarterly cash dividend of $0.55 per share for the fourth quarter of fiscal

2011. The dividend will be paid on October 4, 2011, to shareholders of record on September 9, 2011.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community.

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Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: 708.755.7000 Fax: 708.755.7011 landauerinc.com